Exhibit 21

                           SUBSIDIARIES OF THE COMPANY

WorldWater Corp., 100% wholly owned and active subsidiaries -

WorldWater (Phils) Inc.

WorldWater Corp., 100% wholly owned and inactive subsidiaries -

WorldWater, Inc.
WorldWater Holdings Inc.
WorldWater East Africa Ltd.
WorldWater Pakistan (Pvt.), Ltd.